[Letterhead of TIG HOLDINGS, INC.]



Media Contact:    Jill Renken               Investor Contact: John Swanson
                  TIG Insurance Co.                           TIG Holdings Inc.
                  (972) 831-4666                              (972) 831-4648


                               TIG CLOSES MERGER
               BECOMES PART OF FAIRFAX FINANCIAL HOLDINGS LIMITED

     NEW YORK, NY (April 13, 1999) -- TIG Holdings, Inc. (NYSE: TIG) announced today the completion of the merger with FFHL Inc., an indirect wholly-owned subsidiary of Fairfax Financial Holdings Limited (TSE: FFH). As a result of the merger, holders of common shares of TIG at the time of the merger are entitled to receive US$16.50 per share. TIG will promptly send such shareholders the documents necessary to exercise this entitlement.

     TIG Holdings, Inc. is the holding company for a property/casualty insurance group that offers reinsurance under TIG Reinsurance and, primarily, specialty insurance products under TIG Insurance. The company markets its products and services nationwide through a select number of producer partners.

     Fairfax Financial Holdings Limited is a financial services holding company which, through its subsidiaries, is engaged in property, casualty and life insurance and reinsurance, investment management and insurance claims management.

     The statements made by the Company in this release, which are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the statements. These forward-looking statements involve risks and uncertainties, including but not limited to, the following: changes in interest rates; changes in premium volumes; the frequency and severity of catastrophic events; increased competition; regulatory and legislative changes; changes in loss payment patterns; changes in estimated overall adequacy of loss and LAE reserves; changes in key management personnel, changes in general market or economic conditions and other risk factors listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 1998 and the Quarterly Report on Form 10-Q for the quarter ended December 31, 1998.


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